EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hi-Tech Pharmacal Co., Inc. (the “Company”) on Form S-8 (File No. 333-155407), on Form S-8 (File No. 333-139796) and Form S-8 (File No. 333-126872) of our report, dated July 16, 2009, with respect to our audits of the consolidated financial statements of the Company as of April 30, 2009 and 2008 and for each of the years in the three-year period ended April 30, 2009, which express an unqualified opinion, and our report dated July 16, 2009 on our audit of the Company’s internal control over financial reporting as of April 30, 2009, which expresses an adverse opinion on internal control over financial reporting because of the existence of a material weakness as of April 30, 2009, included in this Annual Report on Form 10-K.

Eisner LLP

New York, New York

July 16, 2009